Exhibit 10.73

DUKE ENERGY CORPORATION
CLAWBACK POLICY
(Adopted as of September 20, 2023)
1.    Introduction. Duke Energy Corporation (the “Corporation”) has adopted this Clawback Policy (the “Policy”), which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules of the United States Securities and Exchange Commission (the “Commission”) promulgated thereunder and the listing requirements of the New York Stock Exchange, or such other national securities exchange on which the Corporation’s securities may be listed from time to time (the “Exchange”).
2.    Covered Executive Officers. This Policy applies to the Corporation’s current and former executive officers, as determined by the Corporation in accordance with Section 10D of the Exchange Act (the “Executive Officers”). This Policy does not apply to Incentive Compensation (defined below) received by an Executive Officer (a) prior to beginning services as an Executive Officer, or (b) if that person did not serve as an Executive Officer at any time during the performance period for such Incentive Compensation.
3.    Recovery in General; Applicable Restatements
a.    If the Corporation is required to prepare an accounting restatement of its financial statements due to the Corporation’s material noncompliance with any financial reporting requirement under the securities laws, including a required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements, or (ii) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Compensation and People Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Corporation shall cause the Corporation to recover reasonably promptly, and subject to the exceptions set forth below, any erroneously awarded Incentive Compensation (as defined in Section 4 below) received by each Executive Officer during the three completed fiscal years immediately preceding the date on which the Corporation is required to prepare such a Restatement (including, where required under Section 10D of the Exchange Act, any transition period resulting from a change in the Corporation’s fiscal year).
b.    For purposes of clarity, a “Restatement” shall not be deemed to include changes to the Corporation’s financial restatements that do not involve the correction of an error resulting from material noncompliance with financial reporting requirements, as determined in accordance with applicable accounting standards and guidance.
c.    For purposes of this Policy, the date that the Corporation is required to prepare a Restatement shall be the earlier of (i) the date that the Board or committee thereof (or if Board or committee action is not required, the officers of the Corporation authorized to take such action) concludes, or reasonably should have concluded, that the Corporation is required to prepare a Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Corporation to prepare a Restatement.
d.    For purposes of this Policy, Incentive Compensation shall be deemed to be received by an Executive Officer in the Corporation’s fiscal period during which the applicable Financial Reporting Measure (as defined in Section 4 below) specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

4.    Incentive Compensation. For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below). For purposes of this Policy, “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Corporation’s financial statements or included in a filing with the Commission. Financial Reporting Measures include stock price and total shareholder return.
5.    Erroneously Awarded Compensation: Amount Subject to Recovery
a.    The amount to be recovered from an Executive Officer pursuant to this Policy in the event of a Restatement shall equal the amount of Incentive Compensation received by the Executive Officer that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated measure, computed without regard to any taxes paid.
b.    Where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in the Restatement (as in the case of Incentive Compensation based on stock price or total shareholder return), the Committee shall determine such amount based on a reasonable estimate of the effect of the Restatement on the applicable Financial Reporting Measure, and the Committee shall maintain documentation of any such estimate and provide such documentation to the Exchange.
6.    Exceptions to Recovery. Notwithstanding anything herein to the contrary, the Corporation need not recover erroneously awarded Incentive Compensation from an Executive Officer to the extent that the Committee determines that such recovery would be impracticable and either:
a.    The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (determined by the Committee after making and documenting a reasonable attempt to recover such erroneously awarded compensation, and providing documentation to the Exchange of such reasonable attempt to recover the compensation); or
b.    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation and its affiliates, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder; or
c.    Recovery would violate home country law where that law was adopted prior to November 28, 2022 (determined by the Committee after the Corporation has obtained an opinion of home country counsel acceptable to the Exchange, that recovery would result in such a violation, and such opinion is provided to the Exchange).
7.    Methods of Recovery
a.    The Committee will determine, in its absolute discretion and taking into account the applicable facts and circumstances, the method or methods for recovering any erroneously awarded Incentive Compensation hereunder, which method(s) need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the Exchange and applicable law. By way of example and not in limitation of the foregoing, methods of recovery that the Committee, in its discretion, may determine to use under the Policy may include one or more of the following methods to the extent permitted by applicable law (which methods may be cumulative and not exclusive): the forfeiture or repayment of Incentive Compensation, the forfeiture or repayment of time-based equity or cash incentive compensation awards, the forfeiture of benefits under a deferred compensation plan, and/or the offset of all or a portion of the amount of the erroneously awarded Incentive Compensation against other compensation payable to the Executive Officer.
b.    To the fullest extent permitted by applicable law (including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended), the Committee may, in its sole discretion, delay the vesting or payment of any compensation otherwise payable to an Executive Officer to provide a reasonable period of time to conduct or complete an investigation into whether this Policy is applicable, and if so, how it should be enforced, under the circumstances.
8.    No Indemnification. Notwithstanding the terms of any agreement, policy or governing document of the Corporation to the contrary, the Corporation shall not indemnify any Executive Officer against (a) the loss of any erroneously awarded Incentive Compensation, or (b) any claim relating to the Corporation’s enforcement of its rights under this Policy. By signing the Acknowledgement Agreement (defined below), each Executive Officer (i) irrevocably agrees never to institute any claim against the Corporation or any subsidiary, (ii) knowingly and voluntarily waives his or her ability, if any, to bring any such claim, and (iii) releases the Corporation and any subsidiary from any such claim, in each case for indemnification with respect to any expenses (including attorneys’ fees), judgments or amounts of compensation paid or forfeited by the Executive Officer in connection with the application or enforcement of this Policy.
9.    Administration. This Policy shall be administered by the Committee. The Committee shall have full and final authority to make all determinations under this Policy. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Corporation, its affiliates, its stockholders and its employees.
10.    Policy Not Exclusive. The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Corporation.
11.    Effective Date. This Policy shall apply to any Incentive Compensation that is received by an Executive Officer on or after October 2, 2023.
12.    Amendment; Termination. To the extent permitted by, and in a manner consistent with applicable law, including the rules of the Commission and the Exchange, the Committee may terminate, suspend or amend this Policy at any time in its discretion.
13.    Governing Law. To the extent not preempted by federal law, this Policy shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.
14.    Severability. If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

15.    Filings. The Committee shall cause the Corporation to make any filings with, or submissions to, the Commission and the Exchange that may be required pursuant to rules or standards adopted by the Commission or the Exchange pursuant to Section 10D of the Exchange Act.
16.    Acknowledgement by Executive Officers. The Corporation shall require each Executive Officer serving as such on or after the effective date of this Policy to sign and return to the Corporation an acknowledgement agreement in the form attached hereto as Exhibit A (or in such other form as may be prescribed by the Committee from time to time) (the “Acknowledgement Agreement”), pursuant to which the Executive Officer will affirmatively agree to be bound by, and to comply with, the terms and conditions of this Policy; provided that an Executive Officer’s failure or refusal to sign or return an Acknowledgement Agreement as provided herein shall not waive the Corporation’s right to enforce the Policy against such Executive Officer.

ACKNOWLEDGEMENT AGREEMENT
DUKE ENERGY CORPORATION
CLAWBACK POLICY
I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Duke Energy Corporation Clawback Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”), and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Corporation and its affiliates. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Committee that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Corporation, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement, including, upon demand, repaying to the Corporation fully and promptly (in immediately available funds denominated in U.S. dollars or otherwise as specified by the Corporation pursuant to the Policy) all amounts of erroneously awarded Incentive Compensation. Any capitalized terms used in this Acknowledgment Agreement without definition shall have the meaning set forth in the Policy.

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